                                                                      EXHIBIT 12

                            R&G Financial Corporation
 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

                               Formula     9/30/01     9/30/00     12/31/00    12/31/99     12/31/98      12/31/97      12/31/96
                               -------     -------     -------     --------    --------     --------      --------      --------
A. Pre-Tax Net Income                     $ 61,314    $ 40,885     $ 57,754     $ 53,574     $ 45,074     $ 32,229      $ 19,122
                                          ========    ========     ========     ========     ========     ========      ========
Plus:
B. Interest Expense Total                  131,252     122,524      170,614      106,564       80,324       60,805        44,863
C. Rental Expense(1)                         1,788       1,130        1,527        1,224          929          745           651
                                          --------    --------    ---------     --------    ---------     --------      --------
D. Fixed Charges
   (including interest on
    deposits)                  B+C         133,040     123,654      172,141      107,788       81,253       61,550        45,514


E. Less: Interest on
   Deposits                                 67,936      57,496       80,659       53,643       38,439       32,435        27,518
                                          --------    --------    ---------     --------    ---------     --------      --------

F. Fixed Charges
   (excluding
   interest on deposits)       D-E          65,104      66,158       91,482       54,145       42,814       29,115        17,996
                                          --------    --------    ---------     --------    ---------     --------      --------
G. Earnings                    A+D        $194,354    $164,539    $ 229,895     $161,362    $ 126,327     $ 93,779      $ 64,636
                                          ========    ========    =========     ========    =========     ========      ========
H. Dividends on Preferred                    7,200       4,228        5,638        3,754        1,233           --            --
   Stock

Historical Ratio of
Earnings to Fixed Charges:

   Including interest on       G/(D+H)        1.46        1.29         1.29         1.45         1.53         1.52          1.42
   deposits

   Excluding interest on     (G-E)/(F+H)      1.94        1.52         1.54         1.86         2.00         2.11          2.06
   deposits
---------------------
(1) Only portion
    attributable to
    interest:

   Rental expense                            5,961       3,767        5,091        4,081        3,097        2,483         2,171
   Estimated Interest
   Factor                                       30%         30%          30%          30%          30%          30%           30%
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